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                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]


February 27, 1997



Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the statements in paragraph 3 of Item 4 of Form 8K of Frawley Corporation dated February 26, 1997. We have no basis to agree or disagree with the statements made in paragraphs 1 and 2.

Yours truly,


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP